SuiteCloud Developer Network Agreement

Partner Name: NFusz, Inc.
Partner Address: 344 South Hauser Blvd. Ste. 414, Los Angeles, CA 90036

Participation Level:
X Select
□ Premier

Fee Initial Term: Waived
Fee Each Renewal Term: $3,000

This SuiteCloud Developer Network Agreement ("Agreement") is entered into by and between the Partner named above ("Partner") and Oracle America, Inc., a Delaware corporation, located at 500 Oracle Parkway, Redwood Shores, California 94065 ("Oracle") as of the date signed by Oracle (the "Effective Date").

If Partner is a competitor of Oracle, Partner may not enter into this Agreement without Oracle's prior written consent.

In consideration of the foregoing and the mutual promises, covenants and conditions contained in this Agreement, Oracle and Partner agree as follows:

1. Definitions.

"Authorized Employees" means employees of Partner who receive access to the Service and who are subject to obligations of confidentiality to Partner which are no less restrictive than the confidentiality obligations set forth herein.

"Customer" means an end-user of the Service or the Partner Application or Partner Connector which has executed a license or subscription services agreement with either Party.

"Customer Data" means all data contained on the Service about or provided from Oracle's Customers, including user credential information related to the Service.

"Initial Term" means the period between the Effective Date through the first May 31st following the Effective Date, or such other date communicated by Oracle to Partner from time to time.

"Marketing Guidelines" means the marketing restrictions and guidelines made available on the Partner Portal (as may be updated from time to time in Oracle's sole discretion).

" Oracle Documentation" means any and all User Guides, Getting Started Guides, NetSuite Web Services Platform Guide, NetSuite Web Services Record Guide, MS .NET Sample Applications, Java Sample Applications, WSDL, or other documentation provided by Oracle to Partner.

"Open Source Software" means any software that is subject to terms that, as a condition of access, use, copying, modification or redistribution, require such software and/or derivative works thereof to be disclosed or distributed in source code form, to be licensed for the purpose of making derivative works, or to be redistributed free of charge, including without limitation software distributed under the GNU Affero General Public License, GNU General Public License or GNU Lesser/Library GPL.

"Partner Application" means the software or other application owned or operated by Partner which has been or is developed by Partner in a manner that interoperates with the Service (either through the Partner Connector or otherwise) and is made available (i) from the Service or (ii) from a location operated or controlled by Partner.

"Partner Connector" means the software developed by Partner using the SuiteCloud Technologies to allow interoperability between the Partner Application and the Service.

"Partner Portal" means the password restricted area of the Oracle website for participants in the Partner Program.

"Partner Program" means the SuiteCloud Developer Network program also known as the SDN Program.

"Party" means Oracle or Partner and "Parties" means both Oracle and Partner.

"Renewal Term" means each one (1) year period following the Initial Term.

"Service" means the NetSuite Software-as-a-Service platform developed by Oracle which provides a comprehensive solution for businesses that integrates Enterprise Resource Planning, Customer Relationship Management, E-commerce (web site hosting, web store transactions) and partner collaboration capabilities. For purposes of this Agreement, the "Service" includes any updates, modifications, bug fixes, upgrades, enhancements and new versions of the Service.

"SuiteCloud Technologies" (previously called "SuiteFlex Technologies") means the Oracle Documentation, application programming interfaces, extensions, libraries, sample code, toolkits, and platform tools which may be made available by Oracle under this Agreement or an additional mutually agreed terms of service that can be used to customize, automate, integrate with, import, or export data or functionality into or with the Service.

"Term" means the Initial Term and any Renewal Terms.

2. Licenses and Reservations of Rights.

2.1. Development. Provided that Partner at all times complies with the terms and conditions of this Agreement and subject to the restrictions set forth in 2.4, Oracle grants to Partner a worldwide, non-exclusive, nontransferable, non-sublicenseable, limited license to access and use three (3) development accounts solely for development related activities including development, testing, or deployment for up to five (5) Authorized Employees for each such account to (i) access and use the Service solely to develop or modify the Partner Application or Partner Connector and (ii) to the extent the Partner Application or Partner Connector is hosted by Oracle, and solely as authorized by Oracle, deploy the Partner Connector or Partner Application to Customers. Oracle may authorize additional development accounts in writing from time to time, subject to a fee determined by Oracle. Such additional accounts will be governed by the terms of this Agreement. Partner will have no right to use the Service under this Agreement for any other purpose. For the avoidance of doubt, each Partner Connector or Partner Application will only be authorized once by Oracle pursuant to Section (ii) above, provided that if Partner makes material changes to the Partner Connector or the Partner Application, a separate authorization from Oracle is required for each such material change.

2.2. Demonstration. Provided that Partner at all times complies with the terms and conditions of this Agreement and subject to the restrictions set forth in 2.4, Oracle grants Partner a worldwide, non-exclusive, nontransferable, non-sublicenseable, limited license to access and use one (1) demonstration account for the Service solely for Authorized Employees to demonstrate the Partner Application or Partner Connector and promote and sell the Partner Application to prospective Customers. Oracle may authorize additional demonstration accounts in writing from time to time, subject to a fee determined by Oracle. Such additional accounts will be governed by the terms of this Agreement.

2.3. License for Documentation. Provided that Partner at all times complies with the terms and conditions of this Agreement and subject to the restrictions set forth in 2.4, Oracle grants to Partner a worldwide, non-exclusive, non-transferable, non-sublicenseable, limited license to use the Oracle Documentation solely to develop or modify the Partner Application or Partner Connector.

2.4. Restrictions. Partner will not (i) use the Service for service bureau use, outsourcing, renting, or time-sharing, (ii) use the Service for volume, stress, or performance testing activities without prior written permission from Oracle, (iii) reprint, distribute, or embed any Oracle Documentation or other content, (iv) copy, modify, create a derivative work of the Service or SuiteCloud Technologies, (v) reverse engineer, reverse assemble,

disassemble or decompile any part of the Service or SuiteCloud Technologies, (vi) attempt to discover any source code of the Service, modify the Service, or use unauthorized modified versions of the Service, (vii) use the Service, the SuiteCloud Technologies, or any products or services provided by Oracle to develop a similar or competitive product or service, (viii) gain or attempt to gain unauthorized access to the Service, (ix) interfere with or disrupt the Service or a Customer's access to the Service, (x) introduce any Open Source Software into the Service, or (xi) permit a competitor to Oracle to use the licenses set forth in this Section 2.

2.5. Trademark License Grant. Subject to the terms and conditions of this Agreement, each Party ("Mark Owner") hereby grants the other Party ("Mark Licensee"), a non-exclusive, nontransferable, royalty-free, worldwide license to use its designated trademarks and logos ("Marks"), solely during the Term and solely for the purpose of fulfilling obligations set forth in this Agreement. Any use of the other Party's Mark(s) will be subject to the Mark Owner's right to review and approve or reject in advance of each proposed use of Mark Owner's Mark(s), and will conform with any trademark usage guidelines, polices, or requirements provided by the Mark Owner. Partner's use of Oracle's Marks will comply with the Marketing Guidelines. Any rights not expressly licensed herein are reserved by the Mark Owner, and all use by the Mark Licensee of the Mark Owner's Mark(s), (including all goodwill associated therewith), will be on behalf of and accrue to the benefit of the Mark Owner. The Mark Licensee will not take any action that would conflict with or be contrary to the Mark Owner's rights and interest in Mark Owner's Marks. Nothing contained herein will be deemed to grant either Party any right, title or interest in or to the other's Marks other than the limited license rights granted herein. Upon termination of this Agreement, Mark Licensee will immediately cease to use all Mark Owner Marks except as permitted pursuant to another written agreement between the Parties. Mark Owner shall have the right to modify, delete or substitute alternative marks for the Mark Owner's Marks and require Mark Licensee to cease use of Mark Owner's Marks at any time at its discretion.

2.6. Trademark Restrictions. At no time during or after the Term will the Mark Licensee challenge or assist others to challenge the Mark Owner's Marks or the registration thereof. Partner shall not adopt, use or attempt to register, whether as a corporate name, domain name, product name, trademark, service mark or other indication of origin, any of Oracle's Marks (including NetSuite marks) or any mark that is confusingly similar to or will dilute the distinctive nature of the Oracle Marks (including, without limitation, any terms containing the words "net" and/or "suite" or the letter combination "NS"). Except to the limited extent permitted in the Marketing Guidelines, Oracle does not authorize Partner's use of any of the Oracle Marks to promote or use for search engine ranking or ad word purchase or as part of a trade name, business name or Internet domain name without Oracle's prior written consent. If Partner registers or otherwise obtains rights to marks (as trademarks, service marks, URLs, company names or otherwise) in violation of this Agreement, Partner will, at its own expense, transfer and assign such rights to Oracle, and execute all documents reasonably requested by Oracle to facilitate such assignment or transfer.

2.7. Reservation of Rights. All licenses not expressly granted in this Agreement are reserved by Oracle and no other licenses, immunity or rights, express or implied are granted by Oracle, by implication, estoppel, or otherwise.

3. Intellectual Property Ownership.

3.1. Partner Ownership. Subject to 3.2, as between Partner and Oracle, Partner will retain its right, title and interest in and to the Partner Application or Partner Connector. Notwithstanding the foregoing, in consideration of the licenses granted to Partner by Oracle herein, Partner agrees not to directly or indirectly use any patents to prevent third parties from developing products or services using the SuiteCloud Technologies or offering or distributing such developed products or services. In addition, Partner covenants not to assert against Oracle or other partners, developers, and Customers using the SuiteCloud Technologies, any patent reduced to practice by Partner in exercising the rights or licenses granted by Oracle pursuant to this Agreement.

3.2. Oracle Ownership. As between Oracle and Partner, Oracle is the exclusive owner of all right, title, and interest in and to the Service, the SuiteCloud Technologies, and all inventions, ideas, systems, programs, software, source code, modules, applications, sample code, and documentation, including written or electronic reports, analysis or other working papers, and other work product developed, prepared or designed by or for Oracle in connection with this Agreement, the Service, and the SuiteCloud Technologies.

3.3. Communications. In the event that Partner provides Oracle with suggestions, enhancement requests, recommendations, proposals, documents, or other feedback (collectively, "Communications"), Partner grants Oracle a royalty-free, worldwide, transferable, sublicenseable, irrevocable, perpetual license to use, modify, and distribute such Communications in any manner without compensation to Partner or attribution of any kind.

4. Partner Program Requirements.

4.1. Partner Program Rules. Partner will comply with any Partner Program rules made available by Oracle on the Partner Portal, which may be updated from time to time.

4.2. Partner Program Fees. During the Term, Partner agrees to pay the annual fees for the level of participation for which Partner is enrolled, as set forth in this Agreement. The annual fees will be prorated for the Initial Term on a quarterly basis, and, thereafter, as due on an annual basis for each Renewal Term. Oracle reserves the right to modify fees at its sole discretion from time to time.

4.3. Account Managers. Partner will provide Oracle with the names, phone numbers and email addresses of the Partner personnel managing the business, technical, and support issues related to this Agreement and the Partner Application or Partner Connector and will promptly provide Oracle in writing with notice of any changes to the identity of, or contact information for, such individuals. Contact information for Oracle is available on the Partner Portal.

4.4. Discounts. During the Term, Partner may be eligible to receive discounts on production accounts for the Service and training programs, each in accordance with and subject to, the terms of Oracle's then-current policies and procedures.

4.5. Partner Portal. During the Term, Partner will appoint an administrator to manage access by Partner's employees to the Partner Portal. The employees of Partner authorized by the Partner's administrator to access the Partner Portal will be entitled to register for and have access to the Partner Portal in accordance with the terms of this Agreement and any other terms and conditions posted on the Partner Portal, unless Oracle determines in its sole discretion that such individual will not be allowed such access. Partner agrees that it is fully responsible for the acts or omissions of its employees and agrees to provide Oracle with immediate notice when an employee leaves the employ of Partner or otherwise is no longer authorized by Partner to access the Partner Portal.

4.6. Support. Oracle may provide technical and development support to Partner solely related to development of the Partner Application or Partner Connector or Partner's development or demonstration accounts. Oracle will provide technical support in accordance with the support terms available on the Partner Portal at http://www.netsuite.com/portal/resource/terms-of-support-services.shtml or other location identified by Oracle, as revised from time to time. During the Term, Oracle grants to Partner a limited, non-transferable, non-sublicensable, non-exclusive license to use development support in connection with the interoperability between the Partner Application or Partner Connector and the Service. In the event that Partner requires support in excess of the standard support offering at the level of Partner's participation in the Developer Program, Partner will pay Oracle's then-current fees for such support. For the avoidance of doubt, any support made available by Oracle pursuant to this Agreement will be solely for Partner's use and Partner will enter into a separate agreement with Oracle in order for Oracle to provide technical support for Partner's Customers.

4.7. Partner Support. Partner will provide support for all Partner Applications and Partner Connectors. Partner's support will be the greater of (i) the level of support Oracle provides to Customers or (ii) the level of support Partner generally provides to its customers. Notwithstanding the forgoing, Partner will promptly respond to requests for support and will use commercially reasonable efforts to resolve support issues within thirty (30) days.

4.8. Development. Partner will develop and make commercially available at least one (1) Partner Application or Partner Connector within one (1) year from the Effective Date.

4.9. Security. Partner will use general security best practices in connection with developing the Partner Application or Partner Connector and will at all times comply with the Oracle security requirements made available on the Partner Portal or otherwise provided to Partner. Partner agrees to meet with Oracle's security team upon request to review Partner's security practices and will implement modifications to the Partner Application or Partner Connector required by Oracle. Without limiting the foregoing, Partner will implement security measures reasonably adequate to preserve the confidentiality and security of Customer Data.

4.10. Inspection. Only Partner Applications or Partner Connectors authorized by Oracle may be made available to Customers. Oracle's authorization of a Partner Application or Partner Connector does not mean that Oracle has inspected or reviewed the Partner Application or Partner Connector. Oracle may inspect the Partner Application or Partner Connector, including the source code and documentation related thereto, at any time during the Term. If, during such inspection, Oracle determines that the Partner Application or the Partner Connector is in violation of this Agreement, including any security requirements, any Partner Program rules, or the Marketing Guidelines, or is otherwise unsatisfactory, Oracle may terminate this Agreement, require that Partner modify the Partner Application or Partner Connector, or suspend Partner's access to the Service until the violation or other issues are resolved.

4.11. Compatibility. Provided that Oracle makes available pre-release versions of the Service, Partner will ensure that the Partner Application or Partner Connector functions with each upgraded or updated version of the Service no later than the end of the testing period for the upgraded or updated version of the Service.

4.12. Quality Program. Oracle has established a program that provides development guidelines and requirements and a Partner verification process for Partner Applications and Partner Connectors (as it may be updated from time to time, the "Quality Program"). Partner agrees to comply with the terms and conditions of the Quality Program during the Term. A copy of the terms and conditions of the Quality Program and any associated fees are available in the Partner Portal, or at such other location as identified by Oracle, and as revised from time to time.

4.13. Account Information and Data. Partner will be solely responsible for the accuracy, completeness, quality, legal right to use or possess, appropriateness and reliability of the information provided by Partner (and all persons using Partner's account) to Oracle, including information in demonstration accounts authorized pursuant to Section 2.2 for prospective customers. Oracle is not responsible for the correction, damage, destruction, loss, or failure to store any Customer Data, or other data provided by Partner, caused by Partner, the Partner Application or the Partner Connector. Partner will not use any live, non-dummy data in any development or demonstration account provisioned in accordance with Sections 2.1 and 2.2 of the Agreement. Partner will notify Oracle as soon as practicable after becoming aware of any unauthorized use of any password or account or any other breach or suspected breach of security.

4.14. Beta Programs. Partner will use commercially reasonable efforts to participate in Oracle beta programs for the Service and actively report to Oracle any issues related to the functioning of Partner Applications or Partner Connectors on such beta release of the Service.

5. Marketing.

5.1. Participation on SuiteApp.com. Within one (1) month from the commercial availability of Partner Application or Partner Connector or upon request from Oracle, Partner will provide marketing information about Partner, the Partner Application, or the Partner Connector ("Marketing Materials") to be posted on the SuiteApp.com area of the Oracle website, in the Partner Program newsletter, or in connection with any Oracle marketing activities. Partner grants to Oracle a non-exclusive, worldwide, fully-paid, royalty free license during the Term to use the Marketing Materials, including any of Partner's Marks, trade names, or other trademarks included therein, in connection with any Oracle marketing activities, and to list Partner as a Oracle partner wherever such lists may appear. Oracle reserves the right, in its sole discretion, to refuse to list the Partner Application or Partner Connector on SuiteApp.com or to remove or modify Marketing Material. For avoidance of doubt, only Partner Applications and Partner Connectors that have met the requirements of the Quality Program as set forth in Section 4.12 will be listed on SuiteApp.com.

5.2. Reviews. Partner will not, and will not permit or direct its employees, contractors, or agents to write or post SuiteApp.com "reviews" for any Partner Application or Partner Connector. Any information included in the Marketing Materials or any materials or commentary posted to the SuiteApp.com page will clearly and accurately identify the source of such materials or commentary.

5.3. Partner Webpage. Partner will create and maintain one or more landing pages on Partner's main website for Partner Applications or Partner Connectors that are co-branded with trademarks and logos of Partner and Oracle ("Co-Branded Pages") and hereby authorizes Oracle to maintain hypertext links from Oracle web sites to the Co-Branded Pages. Partner will provide Oracle the opportunity to review each Co-Branded Page prior to its being made publicly available and will promptly incorporate any changes requested by Oracle.

5.4. Partner Activities. Unless otherwise expressly authorized in advance in writing by Oracle, Partner will not in any way express or imply that any opinions contained in Partner's promotional activities are endorsed by Oracle. Neither Partner, nor someone acting for Partner, will solicit any persons or entities which Partner knows to be (or should reasonably know to be) an Oracle Customer for any purpose, except for the purpose of promoting the applicable Partner Application, Partner Connector, or Oracle products and services. Partner will not diminish or damage the reputation or goodwill of Oracle or the Service.

5.5. Partner Product and Partner Application Name. In addition to Partner's obligations set forth in the Marketing Guidelines and unless expressly permitted therein, Partner is prohibited from using or registering any of Oracle's Marks (including, without limitation, any terms containing the words "net" and/or "suite" or the letter combination "NS"), or alterations thereof, as or as part of Partner's company name, service name, trade name, or product name, including, but not limited to the product name for the Partner Application or Partner Connector.

6. Confidentiality.

6.1. Definitions. For purposes of this Agreement, "Confidential Information" means all confidential and proprietary information of a party ("Disclosing Party") disclosed to the other party ("Receiving Party"), whether orally or in writing, that is clearly identified in writing or verbally at the time of disclosure as confidential. Oracle's Confidential Information includes the Service, the Oracle Documentation, the SuiteCloud Technologies, Customer Data, beta or pre-release versions of the Service, roadmap information and support cases related to the Service or the SuiteCloud Technologies, whether or not marked as confidential or proprietary.

6.2. Obligations. Each Party agrees: (i) to keep confidential all Confidential Information disclosed to it by the Disclosing Party; (ii) not to use or disclose the Confidential Information of the Disclosing Party except to the extent necessary to perform its obligations or exercise rights under this Agreement, except with the Disclosing Party's prior written consent; (iii) to protect the confidentiality thereof in the same manner as it protects the confidentiality of similar information and data of its own (at all times exercising at least a reasonable degree of care in the protection of such Confidential Information), and (iv) to make Confidential Information available to authorized persons only on a "need to know" basis. Subject to the restrictions set forth in Section 6.5, either Party may disclose Confidential Information on a need to know basis to its contractors and service providers who have executed written agreements requiring them to maintain such information in strict confidence and use it only to facilitate the performance of their services in connection with the performance of this Agreement. Notwithstanding the foregoing, this Section 6 will not prohibit the disclosure of Confidential Information to the extent that such disclosure is required by law or order of a court or other governmental authority or regulation provided that the Receiving Party first provides the Disclosing Party with prompt written notice of such requirement (provided such notice is legally permissible) and reasonable cooperation to the Disclosing Party should it seek protective arrangements for the production of such Confidential Information. In addition, the Receiving Party will limit any such provision of Confidential Information to the specific information required by such law, court, authority, or regulation.

6.3. Exceptions. Confidential Information will not include information which: (i) was in the public domain at the time of its disclosure, or which becomes publicly known through no fault of the Receiving Party; (ii) was rightfully in the Receiving Party's possession prior to disclosure by the Disclosing Party; (iii) was rightfully disclosed by a third party without restriction; or (iv) is in any production account of the Service used by Partner.

Confidential Information does not include the residuals resulting from access to information provided under this Agreement and each Party will have the right to use, disclose, reproduce, distribute and otherwise commercialize all such information without obligation or restriction of any kind. As used herein, "residuals" means information in intangible form, which is retained in the memories of a Receiving Party's employees who have had access to the other Party's Confidential Information (other than Customer Data). For the avoidance of doubt, Customer Data will remain Confidential Information regardless of whether it meets any of the exceptions set forth in this Section 6.3.

6.4. Return of Information. Upon written request, a Receiving Party will promptly return or destroy (and certify such destruction in writing) such confidential and/or proprietary information to the Disclosing Party.

6.5. Partner's Use of Independent Contractors. In the event Partner seeks to retain the services of an independent contractor that may gain access to Oracle's Confidential Information, Partner will obtain Oracle's prior written consent which will not be unreasonably withheld.

6.6. Customer Data. Partner agrees that it will protect the privacy and legal rights of Customers, fully disclose in Partner's agreements with Customers or prominently display a privacy policy which describes to Customers the information that is collected by Partner, the Partner Application, or the Partner Connector and how such information is used and shared. Partner will maintain and process all Customer Data only as directed by Customer. To the extent that the Partner Application or Partner Connector transmits, stores, or processes Customer Data outside of the Service, neither Partner nor the Partner Application or Partner Connector will (i) modify the Customer Data in a manner that adversely affects the integrity of that Customer Data; (ii) disclose Customer Data to any third party; (iii) use Customer Data for any purpose other than making the Partner Application or Partner Connector available to Customers without the prior written consent of the Customer; or (iv) store Customer Data except in a secure manner or for longer than necessary.

6.7. Roadmap Information. From time-to-time, Oracle may share certain information about the NetSuite product roadmap with Partner Program participants. All such roadmap information will be considered Confidential Information of Oracle, whether or not marked as such, and may only be used to maximize the interoperability of the Partner Application or Partner Connector with the Service in accordance with the terms and conditions of this Agreement. Partner will not provide any roadmap information relating to Partner's products or services without Oracle's prior written consent.

6.8. Partner Roadmap Information. Oracle requests that Partner does not provide any confidential current or roadmap information relating to Partner's products or services, including the Partner Application or Partner Connector. However, if Partner provides Oracle with confidential current or roadmap information that Partner reasonably believes is necessary in connection with this Agreement, Oracle will, notwithstanding anything to the contrary set forth in this Agreement and subject to Oracle's rights set forth in the Agreement (i) not disclose such information to any third party (other than as authorized by Partner in writing) unless such third party has a need to know and is subject to a written nondisclosure agreement; and (ii) take reasonable precautions to protect such information.

6.9. Oracle Development. Nothing in this Agreement will prevent Oracle from (i) providing feedback, development assistance, or suggestions to other partners that develop products and services that compete with Partner's products and services; and (ii) developing, or having developed, any products or services, including products or services that compete with Partner's products and services. Oracle will have the right, solely in connection with its products and services, to use, reproduce, prepare derivative works and distribute any information provided by Partner without obligation or restriction of any kind.

6.10. Confidentiality of this Agreement. Neither Party shall disclose the terms of this Agreement other than to business, financial, or legal advisors, without the express written consent of the other Party. However, either Party may disclose the terms or existence of this Agreement as required under United States securities regulations, or in furtherance of a proposed sale, acquisition, or merger of all or substantially all of such Party's assets as long as such disclosure is made under a duty of confidentiality.

7. Oracle and Partner Referrals.

7.1. Referrals. Either Party may in its sole discretion refer leads for the other Party's products or services. The terms and conditions of Exhibit A to this Agreement will govern any such referral activities and any related compensation.

7.2. Exclusive Relationships. Partner will not (i) prevent or preclude a Customer from acquiring the Service or implementation services related to the Service directly from Oracle by entering into an exclusive relationship with any third party, or (ii) refer leads provided by Oracle to Partner away from Oracle to a competitive product or service.

7.3. Other Referral Agreements. If Partner is a member of the NetSuite Referral Partner Program, the terms and conditions set forth on Exhibit A supersede and replace the terms of the applicable referral agreement. If Partner is a member of the NetSuite Solution Provider Program, the terms of the applicable Solution Provider Agreement supersede and replace the terms of Exhibit A with respect to referrals from Solution Provider (as that term is defined in the Solution Provider Agreement) to Oracle.

8. Term and Termination.

8.1. Term. Unless earlier terminated pursuant to this Section 8, the Agreement will be in effect for the Initial Term and will automatically renew for successive Renewal Terms.

8.2. Termination for Breach. Either Party may terminate this Agreement or licenses granted hereunder in the event of a material default by the other that remains uncured for thirty (30) days following notice of such default, provided that either Party may terminate this Agreement immediately if the default is not able to be cured as reasonably determined by the non-breaching Party.

8.3. Termination Without Cause. Either Party may terminate this Agreement by giving the other Party sixty (60) days prior written notice. In the event that Oracle increases the applicable annual fee for Partner's level of participation, Partner may then terminate this Agreement within thirty (30) days of the date of Oracle's notice of the fee increase, otherwise such fee increase will apply to Partner as of the effective date of such fee increase (which may be prorated as indicated by Oracle for the current year of the Term in which the fee increase takes effect, if applicable). If Oracle terminates this Agreement pursuant to this Section 8.3 more than ninety (90) days prior to the end of the Initial Term or any Renewal Term, Oracle will refund any prepaid but unused amounts prorated on a quarterly basis.

8.4. Suspension. If Partner materially breaches this Agreement or if Partner, the Partner Application, or the Partner Connector causes harm to Oracle, the Service, Customers, or any third party or third party application, Oracle may take any or all of the following actions: (i) notify Customers that the Partner Application or Partner Connector may cause, or is causing, harm to the Service, (ii) suspend Partner's access to the Service and the licenses granted under this Agreement without notice, (iii) disable the Partner Application or Partner Connector, and (iv) advise such Customer to remove or cease use of the Partner Application or Partner Connector. Section 9 (Notices) will not apply to this Section 8.4, provided that Oracle will use reasonable efforts to provide Partner with notice (which notice may be electronic) related to suspension of the Partner Application or Partner Connector. Oracle will reinstate Partner when Oracle believes the harm has been eliminated and is not a recurring issue. Partner's payment obligations under this Agreement will not be suspended.

8.5. Termination by Oracle. Oracle will have the right to terminate this Agreement immediately if Partner becomes a competitor to Oracle.

8.6. Effect of Termination. Upon termination or expiration of this Agreement for any reason, Partner's licenses set forth in Section 2 will immediately cease and Partner will immediately cease distributing or making available to any third party the Partner Connector and the Partner Application in any manner related to Oracle or the Service. In the event either Party terminates this Agreement, Partner will promptly provide an unlocked version of the Partner Application or Partner Connector so that Oracle or Customer may support and maintain the Partner Application or Partner Connector for the term of the Customer's agreement with Partner related to such Partner Application or Partner Connector.

9. Notices. Any notice required under this Agreement shall be provided to the other Party in writing. If Partner has a legal dispute with Oracle or if Partner wishes to provide a notice under Section 12 of this Agreement (Indemnification), or if Partner becomes subject to insolvency or other similar legal proceedings, Partner will promptly send written notice to: Oracle America, Inc., 500 Oracle Parkway, Redwood Shores, CA 94065, Attention: General Counsel, Legal Department.

10. Representations and Warranties.

10.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing under the laws of the state of its domicile and is in good standing in each other jurisdiction in which such qualification is required by law; and (ii) it has the power and authority to transact the business it transacts, to execute and deliver this Agreement, and to perform its obligations under this Agreement.

10.2. Partner Representations and Warranties. Partner represents and warrants to Oracle that: (i) it owns or possesses all intellectual property and other rights necessary to grant Oracle the license to use the Marketing Materials; (ii) the Partner Application, the Partner Connector, and any material used in connection with the Service or provided by Partner to Oracle does not, and will not, infringe any third party rights; (iii) all information provided by Partner or its authorized representatives relating to Partner, Partner's business, the Partner Application, or the Partner Connector is true, accurate, and complete; (iv) the Partner Application or Partner Connector will not contain or constitute any profanity, pornography, or material which creates a hostile environment; (v) Partner will maintain, and strictly comply with, the terms of its privacy policy and confidentiality commitment to Customers and all other applicable laws related to the Partner Application and Partner Connector; and (vi) the Partner Application or Partner Connector is free of any and all viruses, Trojan horses, trap doors, protecting codes or any other internal components, devices or mechanisms which are intended to: (A) cause the Partner Application or Partner Connector to perform any material functions other than those described in its documentation; (B) halt, disrupt, limit access or grant improper access to or sabotage the Service or any other system, process or device; or (C) reveal any data or other information accessed through or processed by the Partner Application or Partner Connector or other systems, processes, or devices.

10.3. Warranty Disclaimer. THE SERVICE, PARTNER PROGRAM, AND SUITECLOUD TECHNOLOGIES ARE PROVIDED "AS IS" WITHOUT ANY WARRANTY OF ANY KIND. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY STATUTORY, EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

11. Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR ANY LOSS OF USE, LOSS OF DATA, INTERRUPTION OF BUSINESS, DOWNTIME, LOST PROFITS OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES. IN NO EVENT WILL EITHER PARTY'S LIABILITY TO THE OTHER UNDER THIS AGREEMENT EXCEED THE GREATER OF THE TOTAL AMOUNT OF THE FEES PAID FROM PARTNER TO ORACLE IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT THAT GAVE RISE TO THE LIABILITY AND US$50,000. THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 11 WILL NOT APPLY TO EITHER PARTY'S INDEMNITY OBLIGATIONS SET FORTH IN SECTION 12 BELOW OR PARTNER'S BREACH OF SECTION 2. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS SECTION IS AN ESSENTIAL ELEMENT OF THIS AGREEMENT AND THAT IN ITS ABSENCE THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT. THIS SECTION IS SEVERABLE AND WILL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT.

12. Indemnification.

12.1. Obligations. Oracle will, at its own expense, defend and indemnify Partner, its officers, directors, employees, agents, attorneys, affiliates and subsidiaries and their successors and assigns from and against all actions, proceedings, claims, demands, damages, costs, and expenses, including attorneys' fees and costs (whether by settlement or award of damages by a final judicial judgment) ("Damages"), arising from a third party allegation that the Service infringes or misappropriates any trademark, copyright, or trade secret. Partner will indemnify and defend Oracle, its officers, directors, employees, agents, attorneys, affiliates and subsidiaries and their successors and assigns from any Damages that are incurred as a result of third party claims arising from or related to the infringement or misappropriation of any third party rights, the development, maintenance, implementation, or sale of the Partner Application or Partner Connector, or the violation of a privacy right of a third party.

12.2. Procedure. The obligations set forth in Section 12.1 above are contingent on the indemnified party (i) giving prompt written notice of any claim to the indemnifying party, (ii) providing reasonable information, assistance and authority in connection therewith, at the indemnifying party's expense, and (iii) giving the indemnifying party exclusive control over the defense and settlement of such claim.

13. Compliance with Laws. Each Party agrees that it will comply with all applicable federal, state or local laws, ordinances, regulations, rules, decisions, orders, or requirements. Without limiting the foregoing, Partner will not permit Authorized Employees or Partner Customers to access or use the Service in violation of any U.S. export embargo, prohibition, or restriction.

14. Publicity. Subject to the permissions granted in Section 5 of this Agreement, neither Party will issue any press release, make a public statement, or publicize this Agreement, without the prior written consent of the other Party. Notwithstanding the foregoing, each Party will be entitled to comply with government reporting obligations and information requests in connection with this Agreement.

15. Miscellaneous.

15.1. Relationship of the Parties. The Parties are independent contractors, and nothing contained in this Agreement (including use of the term "Partner") will be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) create a principal-agent or employer-employee relationship, or (iii) give either Party the authority to bind the other Party to any contract with a third party.

15.2. Financial Responsibility. Each Party will bear all of its own expenses in connection with the performance of this Agreement and will not be entitled to reimbursement of any such expenses by the other Party.

15.3. No Third Party Beneficiary. This Agreement is not made for the benefit of any third parties.

15.4. Non-Waiver. No term or provisions hereof will be deemed waived and no breach excused, unless such waiver or consent will be in writing and signed by the Party claimed to have waived or consented. Any consent by any Party to, or waiver of, a breach of the other, whether express or implied, will not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

15.5. Survival. Sections 3, 6, 7, 10.3, 11, 12, and 15 of this Agreement will survive expiration or termination of this Agreement.

15.6. Assignment and Delegation. Neither Party may assign this Agreement without written consent of the other Party, except to a related entity or the successor of all or substantially all of the assignor's business or assets to which this Agreement relates. Notwithstanding the foregoing, Partner may not assign its rights or interest in this Agreement to a competitor of Oracle (as determined by Oracle in its sole discretion).

15.7. Force Majeure. Neither Party will be liable for any loss or delay resulting from any force majeure event, including, but not limited to, acts of God, fire, natural disaster, terrorism, labor stoppage, internet service provider failures or delays, civil unrest, war, or military hostilities. In the event of a delay beyond a 30-day period,

either Party may terminate this Agreement, and no further obligations will remain on the part of either Party hereunder other than as provided in Section 15.5 above.

15.8. Governing Law. This Agreement is governed by the substantive and procedural laws of the State of California and each Party agrees to submit to the exclusive jurisdiction of, and venue in, the courts in San Francisco or Santa Clara counties in California in any dispute arising out of or relating to this Agreement. The Uniform Computer Information Transactions Act does not apply to this Agreement.

15.9. Injunctive Relief. Notwithstanding anything to the contrary set forth in Section 15.8, either Party may, at its sole discretion, seek preliminary judicial relief in any court of competent jurisdiction (including, but not limited to, preliminary injunctive relief).

15.10. Attorney's Fees. If it is necessary for either Party to retain the services of an attorney or attorneys to enforce the terms of this Agreement or to file an action to enforce any of the terms, conditions or rights contained herein, or to defend any action, then the prevailing Party in any such action will be entitled to recover from the other Party its reasonable fees for attorneys and expert witnesses, plus such court costs and expenses as may be fixed by any arbitration panel or court of competent jurisdiction.

15.11. Modifications. Oracle reserves the right to add or modify the terms of this Agreement by posting such additions or changes ("Changes") on the Partner Portal. Oracle shall provide Partner notice of such Changes, and such Changes will become binding on Partner (and incorporated herein by reference) thirty (30) days after Oracle provides notice to Partner ("Notice Period), unless Partner notifies Oracle in writing of its election to terminate this Agreement within the Notice Period.

15.12. Entire Agreement. This Agreement and the attached exhibits constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior negotiations, discussions, undertakings and agreements between the Parties, including any prior Developer and Referral Partner Program agreements. The Parties agree that this Agreement is the result of careful negotiations between sophisticated parties and thus any principle of construction or rule of law that provides that an agreement will be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement, will not apply to the terms and conditions of this Agreement. If any of the provisions of this Agreement are declared to be invalid, such provisions will be severed from this Agreement and the other provisions hereof will remain in full force and effect.

BY SIGNING BELOW THE INDIVIDUAL SIGNING AS PARTNER IS REPRESENTING THAT (i) PARTNER HAS SUBMITTED TRUE AND COMPLETE INFORMATION IN CONNECTION WITH PARTNER'S APPLICATION AND (ii) THE INDIVIDUAL SIGNING HAS AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF PARTNER.

ORACLE AMERICA, INC.	PARTNER
By: DocuSigned by: Haarmans, Guilielmus G 0E4BE29D46B644F...	By: DocuSigned by: Rory Cutaia BD01572AEE01472...
Name: Haarmans, Guilielmus G	Name: Rory Cutaia
Title: VP SDN and Partner Programs	Title: CEO
Date: 02 January 2018 | 00:56 PST	Date: 29 December 2017 | 19:27 PST

This Agreement may be signed electronically using a service agreeable to Oracle, and in such case the signature blocks will be left blank and the electronic signatures will be affixed on the last page of the Agreement and its attachments or exhibits.

Exhibit A

1. DEFINITIONS.

"Commissionable Period" means, in respect of a Commissionable Lead, a period of one (1) year from submission of the RLF for such Commissionable Lead.

"Commissionable Product(s)" means (i) when Partner is the Principal, the products listed on Partner's website or as specified in writing by Partner, and (ii) when Oracle is the Principal, the products listed as Commissionable Products on the Referral Partner Program page of Oracle's website or as specified in writing by Oracle. Partner may revoke the designation of its products as Commissionable Products from time to time in its sole discretion by providing written notice to Oracle, effective for RLFs submitted after such written notice. Oracle may revoke the designation of its products as Commissionable Products from time to time in its sole discretion by updating the products listed as Commissionable Products on the Referral Partner Program page of Oracle's website or by providing written notice to Partner, effective for RLFs submitted after such written notice or after such updated list has been published on Oracle's website.

"Lead Referral Revenue" means payments actually received by the Principal from a Commissionable Lead for the first year's fees under an end user agreement or other ordering document between the Principal and the Commissionable Lead entered into during the Commissionable Period for the Commissionable Lead's first order of a Commissionable Product, minus any taxes, subsequently credited charges, write-offs, refunds or charge backs. For the avoidance of doubt, Lead Referral Revenue received by Oracle does not include any amounts received for follow-up orders, additional sales, renewals or for products or services that are not Commissionable Products at the time of the submission of the relevant RLF for such Commissionable Lead, such as professional services, support services, training services or third party software products purchased by a Commissionable Lead, nor does it include amounts that are owed by the Commissionable Lead but have not actually been received by Principal.

"Principal" means the Party receiving a sales lead.

"Referral Provider" means the Party providing a sales lead.

"Transactional Revenue" means all payments actually received by the Principal from a Commissionable Lead for the fees that are charged by Principal to the Commissionable Lead on a per transaction basis, or paid for by Commissionable Lead in bulk. For purposes of clarification, Transactional Revenue is usually generated not by a yearly license fee but by charging customers on a per transaction basis.

2. REFERRALS.

2.1. Submission of Leads. The Referral Provider will identify each potential customer ("Proposed Lead") and relevant commercial conditions relating to such Proposed Lead in a Referral Lead Form ("RLF"). If Partner acts as the Referral Provider, Partner must complete and submit the RLF, which will be a standard form generated by Oracle (and available on the Partner Portal via a link provided by Oracle), or via some other method jointly agreed to by Oracle and Partner. If Oracle acts as the Referral Provider, Oracle may submit an RLF to Partner electronically (via e-mail or to Partner's Referral Program Account on NetSuite's Referral Partner Program website) or in writing. At the Principal's request, the Referral Provider will (i) supply any additional information reasonably requested by the Principal, (ii) discuss each completed RLF in detail with the Principal, and (iii) assist the Principal in making contact with the Proposed Lead by arranging an introduction, meeting, conference call or other means of communication with the Proposed Lead.

2.2. Acceptance of Leads. Within a reasonable period of time following the Referral Provider's submission of a RLF, the Principal will review the RLF to determine whether to accept the Proposed Lead as commissionable under Section 3.1 below, or reject the Proposed Lead pursuant to this Section 2.2 and will provide the Referral Provider with notification of its acceptance or rejection of a Proposed Lead. If a Proposed Lead is marked "Duplicate" in the Partner Portal, it has been rejected by Oracle. The Principal will be under no obligation to

accept any RLF submitted by the Referral Provider and may reject or decline to accept RLFs for any commercially reasonable reason as determined by the Principal, including, without limitation, because:

(a) the Proposed Lead was an existing customer of the Principal at the time of submission of the RLF;

(b) the Principal was already involved in preliminary or advanced discussions relating to the sale of a subscription to the Proposed Lead at the time of submission of the RLF;

(c) an RLF (or similar document) has previously been submitted to the Principal by the Referral Provider or any third party with respect to the Proposed Lead;

(d) the Proposed Lead (i) does not meet the Principal's credit requirements, (ii) is on a list of restricted or prohibited parties issued by the government of the United States or any other jurisdiction, or (iii) is located in a country that is subject to a United States trade embargo or that is deemed a terrorist supporting country by the United States Government; or

(e) the Proposed Lead is located in an area in which the Principal has an exclusive arrangement for the sale of Products or which the Principal is otherwise prohibited by agreement or law from accepting.

2.3. Pursuit of Leads by Principal. The method of contacting and following up with Proposed Leads will be determined in the Principal's sole discretion; *provided, however*, that the Referral Provider will actively support the Principal in the sales process with Proposed Leads when requested by the Principal. The Principal will have sole discretion to refuse to offer any Products to any third party without liability to the Referral Provider.

3. COMMISSIONS.

3.1. Commissionable Leads. A Proposed Lead qualifies as commissionable ("Commissionable Lead") only if: (i) the Referral Provider has submitted an RLF for the Proposed Lead in accordance with Section 2.1; and (ii) the Principal has accepted the Proposed Lead as a Commissionable Lead (i.e., not rejected the Proposed Lead for any of the reasons stated in Section 2.2, or otherwise).

3.2. Commissions and Payment. Subject to the Referral Provider's compliance with all terms and conditions of this Agreement, Principal will pay the Referral Provider commissions equal to ten percent (10%) of Lead Referral Revenue, and/or if Partner is Principal and revenue is Transactional Revenue, Principal will pay Oracle commissions equal to ten percent (10%) of Transactional Revenue. Commission payments (less any applicable withholding taxes or other levies) will be due on the last day of the month following the quarter in which the Principal receives payment of Lead Referral Revenue and/or Transactional Revenue, as applicable.

3.3. Reports. Within thirty (30) days after the end of each calendar quarter during which Referral Provider has submitted five (5) or more Commissionable Leads, the Principal will issue quarterly reports to the Referral Provider by mail, e-mail or through an online system, which will show at a minimum the following information for each Commissionable Lead referred by Referral Provider: the date of submission or acceptance of the Commissionable Lead, the projected and actual Lead Referral Revenue and/or Transactional Revenue generated by each Commissionable Lead and the commission amounts earned by the Referral Provider as a result and the status of the Commissionable Lead in Principal's sales process. Each report will be deemed final and accepted by the Referral Provider unless the Principal receives a detailed written objection within thirty (30) days of the Referral Provider's receipt of the Principal's report.

3.4. Modifications. Oracle may modify the RLF submission process and the percentage amounts and conditions relating to commissions upon thirty (30) calendar days written notice. Such changes will only affect RLFs submitted after said thirty (30) day period.

3.5. Commissions After Termination. Except in the event of termination of this Agreement or Exhibit A for breach by the Referral Provider, the Principal will continue to pay the Referral Provider commissions for the duration of the applicable referral payment period in accordance with Section 3 on Lead Referral Revenue and Transactional Revenue received following such termination for Commissionable Leads accepted prior to such termination, and the Principal will continue to issue reports in accordance with this Section 3 through such time.

3.6. No Other Payments. Except as expressly provided in this Section 3, the Referral Provider is not entitled to any fees, reimbursements, or other payments in connection with a Commissionable Lead. The Referral Provider will promptly refund to the Principal any overpayments (*e.g.*, Referral Fees on Lead Referral Revenue that was reduced due to returns by the customer).

3.7. Payments for Own Account. Each Party acknowledges that any sums paid to it under this Agreement are for its own account and that, except as appropriate to carry out its duties set forth herein in a legal manner, such Party did not, has no obligation to, and will not, directly or indirectly, give, offer, pay, promise to pay, or authorize the payment of money or anything of value to any other person in connection with the performance of its referral activities hereunder. In particular, without limitation, each Party agrees not to take any actions that would cause it or the other Party to violate the United States Foreign Corrupt Practices Act or any other anti-bribery law.

Certificate Of Completion

Envelope Id: BA88F87AB42C40B1A893EB9E4A3B0CB4		Status: Completed
Subject: Please DocuSign this document: SDN Agreement_std_ref v010117 nFuszv_Revised.pdf		
Source Envelope:		
Document Pages: 15	Signatures: 2	Envelope Originator:
Certificate Pages: 1	Initials: 0	Angle, Derrick
AutoNav: Enabled		2955 Campus Dr., Ste. 100
EnvelopeId Stamping: Enabled		San Mateo, CA 94403
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		dangle@netsuite.com
		IP Address: 209.17.40.36

Record Tracking

Status: Original 12/20/2017 11:44:58 AM	Holder: Angle, Derrick dangle@netsuite.com	Location: DocuSign

Signer Events	Signature	Timestamp
Rory Cutaia rory@nfusz.com CEO Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	 Using IP Address: 174.235.1.249	Sent: 12/20/2017 11:46:31 AM Viewed: 12/29/2017 7:25:21 PM Signed: 12/29/2017 7:27:45 PM
Haarmans, Guilielmus G ghaarmans@netsuite.com VP SDN and Partner Programs NetSuite Inc. Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	 Using IP Address: 84.30.9.237	Sent: 12/29/2017 7:27:45 PM Viewed: 1/2/2018 12:55:57 AM Signed: 1/2/2018 12:56:02 AM

DocuSigned by:
BD01572AEE01472...
DocuSigned by:
Haarmans, Guilielmus G
0E4BE29D46B644F...

In Person Signer Events	Signature	Timestamp

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Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	12/29/2017 7:27:46 PM
Certified Delivered	Security Checked	1/2/2018 12:55:57 AM
Signing Complete	Security Checked	1/2/2018 12:56:02 AM
Completed	Security Checked	1/2/2018 12:56:02 AM

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